Exhibit 10.15

MT Change of Control Severance Arrangement
Effective September 1, 2016, the Nominating and Compensation Committee of NXP Semiconductors N.V. approved the following severance benefits to the NXP Management Team (“MT”) Executive Vice Presidents and Senior Vice Presidents in the event that employment is involuntarily terminated or terminated by the MT member for Good Reason, in each case within 12 months after a change of control of NXP Semiconductors N.V., unless otherwise provided in an applicable employment agreement:

NXP Job & Org Level	Severance Cash Payment	Health and Welfare Benefits	Accelerated Vesting of Equity Grants
MT Member – Executive Vice President	Greater of: (i) 24 months base salary + 24 months target bonus or (ii) if applicable, cash severance payments under social plan of employing jurisdiction	12 months (citizens or residents of U.S.); N/A outside US	As provided in applicable equity agreements

MT Member – Senior Vice President	Greater of: (i) 18 months base salary + 18 months target bonus or (ii) if applicable, cash severance payments under social plan of employing jurisdiction	12 months (citizens or residents of U.S. only); N/A outside US	As provided in applicable equity agreements

“Good Reason” shall have the meaning in the MT member’s employment agreement. If the MT member does not have an employment agreement in which Good Reason is defined, “Good Reason” means, in the absence of the MT member’s written consent, any of the following: (i) a material reduction in the MT member’s base salary or target bonus unless the base salary or target bonus of other NXP employees or officers in a similar position is reduced by a similar percentage or amount as part of cost reductions, restructuring, or job grade alignment affecting all of the company or the MT member’s employing company or business unit; or (ii) a material diminution in the MT member’s duties or responsibilities (other than as a result of the MT member’s physical or mental incapacity which impairs his or her ability to materially perform his or her duties or responsibilities as confirmed by a doctor reasonably acceptable to the MT member or his or her representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the MT member’s ability to materially perform his or her duties or responsibilities). A lateral job change that does not materially diminish the MT member’s duties or responsibilities will not constitute Good Reason.